Exhibit 5.2

[SHEARMAN & STERLING LETTERHEAD]

May 22, 2003

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Ladies and Gentlemen:

We have acted as special United States counsel for Telefónica de Argentina S.A. (the “Company”), a sociedad anómina organized under the laws of the Republic of Argentina, in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of the Registration Statement on Form F-4 (the “Registration Statement”) relating to the offers by the Company to exchange (i) for its existing 11 7/8% Notes due 2004 (the “Existing 2004 Notes”), its 11 7/8% Notes due 2007 (the “New 2007 Notes”), plus cash, (ii) for its existing 9 1/8% Notes due 2008 (the “Existing 2008 Notes”), its 9 1/8% Notes due 2010 (the “New 2010 Notes”), plus cash, (iii) for the existing 8.85% Notes due 2004 (the “Existing Series A Cointel Notes”) of Compañía Internacional de Telecomunicaciones S.A. (“Cointel”), its 8.85% Notes due 2011 (the “New 2011 Notes”), plus cash, and (iv) for the existing 10 3/8% Notes due 2004 of Cointel (the “Existing Series B Cointel Notes”), its New 2011 Notes, plus cash, or or its Conversion Notes due 2011 (the “Conversion Notes”), plus cash. The Existing 2004 Notes, the Existing 2008 Notes, the Existing Series A Cointel Notes and the Existing Series B Cointel Notes are together known as the “Existing Notes.” The New 2007 Notes, the New 2010 Notes, the New 2011 Notes and the Conversion Notes are together known as the “New Notes.” The New Notes will be issued pursuant to the terms of an indenture (the “Indenture”) to be entered into by and among the Company, The Bank of New York, as trustee (the “Trustee”), co-registrar and principal paying agent, and Banco Río de la Plata S.A., as registrar and Argentine paying agent.

In connection with our opinion expressed below, we have examined originals or copies certified or otherwise identified to our satisfaction of such certificates of officers of the Company, and the originals (or copies thereof, certified to our satisfaction) of such corporate documents and records of the Company, and such other documents, records and papers as we have deemed relevant and necessary in order to give the opinion hereinafter set forth. In this connection, we have assumed the genuineness of signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, or facsimile or photostatic copies. In addition, we have relied to the extent that we deem such reliance proper, upon such certificates of officers of the Company with respect to the accuracy of material factual matters contained therein which were not independently established.

Based upon the foregoing, it is our opinion that, assuming due authorization, execution and delivery by the Company of the New Notes under the laws of the Republic of Argentina, when the New Notes are executed and delivered by the Company and are exchanged for the Existing Notes as contemplated in the Indenture, Registration Statement and each prospectus and proxy solicitation (the “Prospectus”) included in the Registration Statement, assuming due authentication by the Trustee in accordance with the Indenture, the New Notes will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinion set forth in the foregoing paragraph is subject to the following additional qualifications:

(a)  our opinion as to the enforceability of the New Notes is subject to the effect of (i) any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, (ii) general principles of equity, including, without limitation, concepts of materiality, good faith and fair dealing (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) possible judicial action giving effect to foreign governmental actions or foreign laws affecting creditors’ rights; and

(b)  we express no opinion as to the enforceability of the provisions of the Indenture providing for the indemnity by one party to any other party thereto against any loss in obtaining the currency due to such party under any such agreement from a court judgment in another country; we note that courts in the United States generally award judgments in United States dollars.

We are attorneys admitted to practice law in the State of New York and we do not express herein any opinion as to any matters governed by or involving conclusions under the laws of any other jurisdiction other than the federal law of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement filed with the Commission. We also consent to the reference to us under the caption “Legal Matters” in each Prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/S/  SHEARMAN & STERLING

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